Exhibit (a)(60)


              HOREJSI TRUST EXTENDS ITS TENDER OFFER FOR SHARES OF
                 NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.


BOULDER, CO., April 2, 2007 - The Lola Brown Trust No. 1B announced today that it is extending its tender offer to purchase shares of common stock of Neuberger Berman Real Estate Income Fund Inc. (NYSE: NRL) to 5:00 p.m. New York City time on Friday, July 27, 2007, to allow additional time for the Trust to obtain a court ruling invalidating the Fund's stockholder rights agreements, or "poison pills."

The Fund's board has adopted a series of nine poison pills, the most recent of which was adopted on March 23, 2007 and is scheduled to expire on July 20, 2007. The validity of the Fund's serial poison pills is one of a number of issues involved in the litigation against the Trust commenced in federal court by the Fund's board as part of the board's efforts to stop the offer. On October 22, 2004, the district court issued a ruling which upheld the validity of the Fund's first poison pill but did not rule on the other issues involved in the litigation. The Fourth Circuit Court of Appeals declined to hear the Trust's appeal of the October 22, 2004 ruling by the district court until the district court has ruled on all matters involved in the litigation. NRL and the Trust have each filed motions for summary judgment with the trial court with respect to the matters on which the trial court did not rule in its October 22, 2004 order, and those motions were argued and submitted to the court on April 28, 2006.

On March 30, 2007, the trial court entered an order indicating that it had granted NRL's motions for summary judgment in part and denied its motions for summary judgment in part. The order also indicated that the trial court had granted the Trust's motion for summary judgment in part and denied its motion for summary judgment in part. The order was not accompanied by an opinion indicating which motions had been decided for which party but indicated that an opinion would follow "shortly". Finally, the order indicated that issues not resolved by the order would be remanded to trial. The Trust has extended the expiration date for its offer in light of NRL's latest poison pill and to permit the trial court to issue its opinion, conduct the trial and resolve the remaining matters before the court. The Trust does not expect to consummate its offer unless it is successful in obtaining a judgment invalidating the Fund's nine consecutive poison pills and finding that Maryland's control share statute does not apply to the Trust and its offer.

The Lola Brown Trust No. 1B is amending the tender offer statement on file with the Securities and Exchange Commission to reflect the extension of the offer and other relevant information.

Each security holder of Neuberger Berman Real Estate Income Fund Inc. should read the tender offer statement filed with the Securities and Exchange Commission by the Lola Brown Trust No. 1B and other relevant documents filed with the Securities and Exchange Commission because they contain important information about the tender offer. Security holders of Neuberger Berman Real Estate Income Fund Inc. can obtain the tender offer statement and other documents that are filed with the Securities and Exchange Commission for free on the Securities and Exchange Commission's web site at http://www.sec.gov.

MacKenzie Partners, Inc. is acting as the information agent and The Colbent Corporation is the depository. Copies of the Offer to Purchase, the Consent and Letter of Transmittal and related documents may be obtained at no charge from MacKenzie Partners, Inc. at (800) 322-2885 (toll-free), (212) 929-5500
(collect), or from the SEC's web site at www.sec.gov.

This news release is not an offer to purchase, nor is it a solicitation of an offer to sell, any securities. The tender offer may only be made pursuant to the Offer to Purchase, as amended, and the accompanying Letter of Transmittal. Holders of shares of common stock of the Fund should read carefully the Offer to Purchase and related materials, including any amendments thereto, because they contain important information. The Lola Brown Trust No. 1B has mailed a copy of the applicable Offer to Purchase, the Letter of Transmittal and related documents, including amendments thereto, to each of the holders of common stock of the Fund.


Forward Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties; actual results may differ from the forward-looking statements. Sentences or phrases that use such words as "believes," "anticipates," "plans," "may," "hopes," "can," "will," "expects," "is designed to," "with the intent," "potential" and others indicate forward-looking statements, but their absence does not mean that a statement is not forward-looking. The Lola Brown Trust No. 1B undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
The Lola Brown Trust No. 1B
Stephen C. Miller or Joel L. Terwilliger
(303) 442-2156